EXHIBIT 5

                         OPINION AND CONSENT OF COUNSEL

                        KAPLAN GOTTBETTER & LEVENSON, LLP
                                 ATTORNEY AT LAW

                                  630 THIRD AVENUE          NEW JERSEY OFFICE
                          NEW YORK, NEW YORK 10017-6705        --------
                                                           2237 LEMOINE AVENUE
                                TEL: (212) 983-6900         FORT LEE, NJ 07024
                                FAX: (212) 983-9210        TEL: (201) 947-4005
                              E-MAIL: KG&L@KGLLAW.COM      FAX: (201) 947-5812

March 7, 2000

CyPost Corporation
101-260 West Esplanade
North Vancouver, BC V7M 3G7
Canada

Gentlemen:

      We have examined the Registration Statement on Form S-8 of CyPost Corporation, a Delaware corporation (the "Registrant"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 26,500 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), under the Modified Retainer Agreement with Kaplan Gottbetter & Levenson, LLP (the "Retainer"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Retainer.

      We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in the Retainer, will be legally and validly issued, fully-paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

KAPLAN GOTTBETTER & LEVENSON, LLP

/s/ KAPLAN GOTTBETTER & LEVENSON, LLP